Statement 11 Re: Computation of Earnings Per Share

Second Bancorp Incorporated and Subsidiary

	For the Three Months Ended

	March 31	March 31
	2001	2000

(Dollars in thousands, except per share data)

BASIC:

Weighted average shares issued	10,786,069	10,756,327

Less: Treasury shares	(765,972)	(359,307)

Net Weighted average shares outstanding	10,020,097	10,406,020

Net income before cumulative effect of accounting change	$4,188	$3,936

Basic Earning Per Share before cumulative Effect of accounting change	$0.42	$0.38

Net income	$4,087	$3,936

Basic Earnings Per Share	$0.41	$0.38

DILUTED:

Weighted average shares issued	10,786,069	10,765,327

Less: Treasury shares	(765,972)	(359,307)

Net effect of dilutive stock options -

Based on the treasury stock method Using average market price	26,465	30,870

	10,046,562	10,436,890

Net income before cumulative effect of accounting change	$4,188	$3,936

Diluted Earnings Per Share before cumulative effect of accounting change	$0.42	$0.38

Net income	$4,087	$3,936

Diluted Earnings Per Share	$0.41	$0.38